UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2004

Raytech Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9298	06-1182033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 295, Four Corporate Drive, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

203-925-8021

Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Caution Regarding Forward Looking Statements
Statements in this Report relating to management’s views of trends, the effects of changing prices, plans, objectives and other matters for future operating periods are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from the results in the statements. Forward-looking statements relating to the Registrant’s businesses are based on assumptions concerning certain factors that are not predictable and are subject to change. These factors include general economic conditions, worldwide demand for automotive and heavy duty vehicles, consumer confidence, actions of competitors, vendors and customers, factors affecting costs such as raw material prices, labor relations and environmental compliance and remediation, interest and foreign currency exchange rates, technological issues, accounting standards, and other risks set forth in the registrant’s filings with the Securities and Exchange Commission. The forward-looking statements herein are made as of the date of this Report. The Registrant has no obligation to update its forward-looking statements.

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2004, the U.S. Bankruptcy Court for the District of Connecticut, after notice and a hearing, approved a Settlement Agreement and Release (“Settlement”) by and among Raytech Corporation (the “Registrant”), the Official Committee of Equity Security Holders in the Chapter 11 case of the Registrant (the “Equity Committee”), the Raytech Corporation Asbestos Personal Injury Trust (the “PI Trust”), the Official Committee of Unsecured Creditors in the Chapter 11 case of the Registrant, and Robert Carter, in his capacity as the Future Claimants’ Representative in the Chapter 11 case of the Registrant.

Pursuant to the Settlement, each “Record Date Registered Holder”, defined as a holder of record of at least 20 shares of the Registrant’s common stock on April 17, 2001 (the “Record Date”), shall be entitled to receive a payment of $0.16 for each share held by such holder on the Record Date. The total amount of these payments plus other payments required under the Settlement is expected to be approximately $600,000. The Settlement settles and releases the claims of the Equity Committee, asserted in 2002, that the Registrant should either issue up to approximately 700,000 additional shares to the pre-Chapter 11 reorganization holders of shares in the Registrant or their successors, or proportionately reduce the shareholdings of the general unsecured creditor shareholders, primarily the PI Trust, under the Registrant’s 2001 Plan of Reorganization.

The PI Trust, the majority shareholder of the Registrant, has initially funded the payments to be made under the Settlement. The PI Trust and the Registrant have agreed informally to negotiate a mutually agreeable allocation of the costs of the Settlement; the actual allocation has not been finally determined at this time.

Item 2.05 Costs Associated with Exit or Disposal Activities

On October 26, 2004, the Board of Directors of the Registrant approved decisions of the boards of directors of Raybestos Automotive Components Company (“RACC”), and Raybestos (U.K.) Ltd. (“RUK”), its indirect wholly-owned subsidiaries, that those companies should completely close their manufacturing facilities. The decisions were the result of a facilities utilization review indicating that improved overhead absorption and performance might be obtained through consolidation of the Registrant’s facilities.

RACC. The manufacturing operations of RACC are located in Sterling Heights, Michigan. Management’s best estimate of the timing of the RACC closing, which will depend on production requirements and commitments to customers, is that it will occur in the third quarter of 2005.

The Registrant currently estimates that the one time termination benefits associated with the closure of this facility will be between $2.0 million and $2.5 million and other associated costs to be between $1.2 million and $1.8 million. The Registrant does not have any long term lease obligations associated with this facility and at this time cannot estimate the cost, if any, associated with the termination of other contracts.

The Registrant estimates that between $2.7 million and $3.3 million of the above amounts will result in future cash expenditures.

These are management’s best estimates based on currently available information and are subject to change.

RUK. The manufacturing operations of RUK are located in Liverpool, England. Management’s best estimate of the timing of the RUK closing, which will depend on production requirements and commitments to customers, is that it will occur in March or April of 2005.

The Registrant currently estimates that the one time termination benefits associated with the closure of this facility will be between $.3 million and $.4 million and other associated costs, excluding the cost to terminate the long term leases, to be between $2.0 million and $2.5 million. The Registrant has long term lease obligations associated with this facility and at this time cannot estimate the cost associated with the termination of these leases.

The Registrant estimates that $.7 million of the above amounts, excluding the costs to terminate the long term leases, will result in future cash expenditures.

The above estimates are management’s best estimates based on currently available information and are subject to change.

9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10(a). Settlement Agreement and Release approved October 27, 2004, by and among the Official Committee of Equity Security Holders in the Chapter 11 case of Raytech Corporation, Raytech Corporation, the Raytech Corporation Asbestos Personal Injury Trust, the Official Committee of Unsecured Creditors in the Chapter 11 case of Raytech Corporation, and Robert Carter, in his capacity as the Future Claimants’ Representative in the Chapter 11 case of Raytech Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raytech Corporation
(Registrant)

Date November 1, 2004

(Signature)*

___________________________________________
Edgar P. DeVylder, Vice President, Administration, General Counsel and Secretary

*Print name and title of the signing officer under his signature.